Exhibit 4.19

EQUITY TRANSFER AGREEMENT

This equity transfer agreement (this “Agreement”) is signed on April 10, 2023 by the following parties in Lucheng District, Wenzhou City:

Party A (“Transferee”): Wenzhou Lilong Logistics Service Co., Ltd

Unified Social Credit Code:[Redacted]

Party B (“Transferor”): Zhao Dongfang, Lin Suifang

ID:[Redacted]

Party A intends to acquire 100% equity of Kaiye (Wenzhou) Water Project Development Co., Ltd. (hereinafter referred to as the “Target Company”) held by Party B. In order to clarify the rights and obligations of all parties in this equity transfer, after friendly negotiation, the parties have reached the following agreement:

Article 1 Specific Arrangements for this Equity Transfer

1.1 This Equity Transfer

All parties agree that Party A shall acquire 100% equity of the Target Company held by Party B for a total of 5 million US dollars (the valuation of the Target Company is detailed in the attached property list).

1.2 Party B enjoys 100% equity of the Target Company, which is still held by a third party at the time of signing this agreement. Party B undertakes to transfer all equity held in the name of a third party to Party B within two months from the date of signing this agreement. If Party B is unable to transfer back the equity within two months from the date of signing this agreement, Party A has the right to terminate this Agreement and demand that Party B indemnify for all losses.

1.3 Payment Arrangement

Party A shall, within 15 working days after signing this agreement, pay the first equity transfer fee of 2.4 million US dollars to Party B; within 180 days after Party B registers the equity held on behalf of Party B, Party A shall pay the second equity transfer fee of 1.6 million US dollars to Party B. The remaining funds will be subject to target company property evaluation by Party B, and shall be settled in full at the time of the equity transfer (the specific amount shall be subject to the assessed value).

1.4 Equity Delivery

Party B shall, before September 30, 2023, undertake property change registration for two properties that originally belonged to the Target Company: 301 and 401, Building 3, Tai’an Building, Lucheng District, Wenzhou City, so that the two properties are registered under the name of the Target Company. If Party B is unable to complete the above-mentioned property change registration, Party A has the right to terminate this Agreement and demand compensation from Party B for losses.

Party B shall complete the equity transfer registration procedures before December 1, 2023 to deliver 100% of the Target Company’s equity to Party A’s name.

1.5 Obligation to Make Up Payment

The Target Company’s registered capital of 10 million CN yuan has not been fully paid. Both parties agree that the actual payment obligation shall be borne by Party B. Party B shall, before the equity is transfered to Party A, complete the full payment of such registered capital.

Article 2 Taxes

Any taxes arising from the performance or enjoyment of obligations or rights under this Agreement by the parties, shall be borne by all parties in accordance with legal provisions or other agreements between the parties. If one party is required by law to fulfill the obligation of withholding and paying taxes, such party shall fulfill its withholding and payment obligations in accordance with legal provisions.

Article 3 Liability for Breach of Contract

After the formal signing of this Agreement, if either party fails to perform Or fails to fully perform the provisions of this Agreement, it shall constitute a breach, and the non-breaching party has the right to demand that the breaching party bear all economic losses caused to the non-breaching party (including but not limited to litigation fees, lawyer fees, announcement fees, and other related expenses for realizing creditor’s rights).

Article 4 Supplementary Provisions

4.1 This Agreement shall be established and come into effect from the date its signed and sealedby all parties.

4.2 This Agreement is governed by PRC law. All matters of this Agreement (including but not limited to validity, interpretation, performance and relief shall be explained, interpreted, and enforced in accordance with PRC law.

4.3 Any disputes arising from or in connection with this Agreement shall first be resolved through negotiation between the parties. If the dispute cannot be resolved within 30 days after the start of negotiations, either party may submit the dispute to the People’s Court of the place where the Agreement is signed for litigation resolution.

4.4 This Agreement is written in Chinese and signed in triplicate, with each party holding one copy. Each copy should be considered as an original and have equal legal effect.

Party A (“Transferee”): Wenzhou Lilong Logistics Service Co., Ltd.

Signature: /s/ Wenzhou Lilong Logistics Service Co., Ltd. /s/ Weng Yixiong

Party B (“Transferor”):

Signature: /s/ Zhao Dongfang /s/ Lin Suifang

Supplementary Agreement

Party A (Transferee): Wenzhou Lilong Logistics Service Co., Ltd

Unified Social Credit Code:[Redacted]

Party B: (Transferor): Zhao Dongfang (ID:[Redacted])

Lin Suifang (ID:[Redacted])

Both Party A and Party B have signed the Equity Transfer Agreement (hereinafter referred to as the “Original Agreement”) on April 10, 2023. After negotiations, both parties have signed a supplementary agreement, with the specific provisions as follows:

1.	In the Original Agreement, Section 1.4 Equity Delivery under Article 1 Specific Arrangements for this Equity Transfer provides: “Party B shall, before September 30, 2023, undertake property change registration for two properties that originally belonged to the Target Company: : 301 and 401, Building 3, Tai’an Building, Lucheng District, Wenzhou City, so that the two properties are registered under the name of the Target Company.” Now it is changed to: “Party B shall, before October 31, 2023, undertake property change registration for two properties that originally belonged to the Target Company: properties 301 and 401, Building 3, Tai’an Building, Lucheng District, Wenzhou City, so that the two properties are rgistered under the name of the Target Company.” The second sentence provides: “Party B shall complete the equity transfer registration procedures before December 1, 2023 to deliver 100% of the Target Company’s equity to Party A’s name.” Now it is changed to: “Party B shall complete the equity transfer registration procedures before December 31, 2023 to deliver 100% of the Target Company’s equity to Party A’s name.”

2.	In the Original Agreement, Section 1.5 Obligation to Make Up Payment under Article Specific Arrangements for this Equity Transfer provides:”The Target Company’s registered capital of 10 million CN yuan has not been fully paid. Both parties agree that the actual payment obligation shall be borne by Party B. Party B shall, before the equity is transferred to Party A, complete the full payment of such registered capital.” Now it is changed to: “The Target Company’s registered capital of 10 million CN yuan has not been fully paid. Both parties agree that the actual payment obligation shall be borne by Party B. Party B shall complete the full payment of such registered capital with in the presctibed time by relevant government departments.”.

3.	The other terms of the Original Agreement remain unchanged.

4.	This agreement is made in triplicate, with Party A holding one copy and Party B holding two copies, all of which have equal legal effect.

5.	If there are any other supplementary clauses after the signing of this agreement, both parties may sign a supplementary agreement separately.

Party A (Transferee): Wenzhou Lilong Logistics Service Co., Ltd.

Signature of legal representative: Date of signing:

/s/ Wenzhou Lilong Logistics Service Co., Ltd. September 20, 2023

/s/ Weng Yixiong

Party B: (Transferor): Zhao Dongfang, Lin Suifang

Signature: Date of signing:

/s/ Zhao Dongfang September 20, 2023

/s/ Lin Suifang

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